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FORM 4                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
[  ] Check this box if no                               Washington, D.C. 20549                         ---------------------------
     longer subject to Section                                                                                 OMB APPROVAL
     16.  Form4 or Form 5                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  ---------------------------
     obligations may continue.                                                                          OMB Number 3235-0287
     See Instruction 1(b).       Filed pursuant to Section 16(a) of the Securities Exchange Act         Expires: December 31, 2001
                                 of 1934, Section 17(a) of the Public Utility Holding Company           Estimated average burden
(Print or Type Responses)        Act of 1935 or Section 30(f) of the Investment Company Act of 1940     hours per response.....0.5
                                                                                                        ---------------------------

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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
     GENOVA                  ROBERT           EUROWEB INTERNATIONAL CORP. ("EWEB")         Issuer (Check all applicable)
     (Last)     (Middle)    (First)                                                         X  Director             10% Owner
                                                                                            X  Officer (give        Other (Specify
                                                                                                         title below)        below)
                                                                                                        Chief Executive Officer
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                                          3.  IRS or Social        4.  Statement for
                                              Security Number of       Month/Year
        10 Walnut Drive                       Reporting Person           04/00
                                              (Voluntary)
           (Street)
                                               134286571
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                                                                   5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                                      Date of Original     Applicable Line)
        Chester      NJ        07930                                    (Month/Year)      X Form filed by One Reporting Person
                                                                                             Form filed by More than One Reporting
        (City)      (State)    (Zip)                                                         Person
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                                                Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                  2. Trans-   3. Tran-   4. Securities Acquired (A)   5. Amount of    6. Owner-   7. Nature of
    (Instr. 3)                            action      saction    or Disposed of (D)           Securities      ship        Indirect
                                          Date        Code       (Instr. 3, 4 and 5)          Beneficially    Form:       Beneficial
                                                      (Instr                                  Owned at        Direct      Owner-
                                                       8)                                     End of Month    (D) or      ship
                                          (Month/                                                             Indirect
                                           Day/                                                               (I)
                                           Year)                                                              (Instr. 4)  (Instr 4)

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                                                                            (A) or
                                                     Code   V      Amount   (D)    Price
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COMMON STOCK                              4/4/00      X            30,000    A      $1.00                        D
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COMMON STOCK                              4/5/00      S            15,000    D      $5.25                        D
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COMMON STOCK                              4/6/00      S            15,000    D      $5.875                       D
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COMMON STOCK                                                                                  608,000            D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).


                                                         Potential persons who are to respond to the collection               (Over)
                                                         of information contained in this form are not required      SEC 1474 (3-99)
                                                         to respond unless the form displays a currently valid
                                                         OMB control number.

FORM 4 (Continued)           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of  2.Conver-  3.Trans- 4.Trans-   5. Number      6. Date Exer-    7.Title & Amount  8.Price  9.Number  10.Owner- 11.Nature
  Derivative  sion or    action   action      of Deriv-      cisable and     of Underlying     of       of         ship      of In-
  Security    Exercise   Date     Code        ative Secur-   Expiration      (Instr. 3 and 4)  Deriv-   Deriv-     Form      direct
  (Instr. 3)  Price of            (Instr 8)   ities Acqui-   Date                              ative    ative      of        Bene-
              Deri-      Month/               red (A)or      (Month/Day/                       Secur-   Secur-     Deriv-    ficial
              vative     Day/                 Disposed of     Year)                            ity      ity:       ative     Owner-
              Secuirty   Year)                (D)(Instr. 3,                                    (Instr   Direct     Secur-    ship
                                               4 and 5)                                         5)      (D) or     ity:      (Instr
                                                                                     Amount             Indirect   Direct     4)
                                                                                       or               (I)        (D) or
                                                              Date    Expir-         Number             (Instr 4)  Indirect
                                                              Exer-   ation            of                          (I)
                                  Code   V    (A)     (D)     cisable Date    Title  Shares                        (Instr 4)
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EMPLOYEE
STOCK
OPTION
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(RIGHT TO
 BUY)          $1.00     4/4/00   X                   30,000   IMMED   10/1/02  COMMON 30,000            470,000        D
                                                                                 STOCK
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Explanation of Responses:



                                                                                               /s/Robert Genova          4/12/00
**  Intentional misstatements or omissions of facts constitute                      ** Signature of Reporting Person       Date
    Federal Criminal Violations.    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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